News For Immediate Release
El Paso Corporation Reports Second Quarter Earnings and Continued Execution on 2010 Objectives
HOUSTON, TEXAS, August 4, 2010—El Paso Corporation (NYSE:EP) is today reporting second quarter 2010 financial and operational results for the company. Key highlights include:
•	$0.22 adjusted diluted earnings per share (EPS) for second quarter 2010

•	Construction underway on the Ruby Pipeline project

•	Pipeline earnings before interest and taxes (EBIT) were up sharply due to the impact of expansions and a gain from the sale of Mexican assets

•	E&P production volumes rose to 788 MMcfe/d, including Four Star Oil & Gas Company (Four Star) unconsolidated affiliate volumes

•	2010 financing plan completed. $2.7 billion of liquidity at July 31, 2010

•	Raising 2010 adjusted EPS guidance to $0.90 to $1.00 per share
“I am very pleased with our second quarter earnings as well as the execution by both businesses and our finance organization,” said Doug Foshee, chairman, president, and chief executive officer of El Paso Corporation. “We have seven pipeline and LNG projects in various stages of construction, including the Ruby pipeline project, and we are highly focused on delivering them on-time and on-budget. Our E&P business continues to deliver excellent results and remains focused on managing for returns. So far this year, we have completed a highly successful Ruby Pipeline financing, the sale of non-core assets and two drop downs to El Paso Pipeline Partners that together provide well in excess of our $2.5 billion of funding requirements for 2010. We are confident about the outlook for the rest of the year and have a clear line of sight on delivering our 2010 goals.”

A summary of financial results for the quarters and six months ended June 30, 2010 and 2009 is as follows:

	Quarters Ended		Six Months Ended
Financial Results	June 30,		June 30,
($ in millions, except per share amounts)	2010	2009	2010	2009

Net income (loss) attributable to El Paso Corporation (EPC)	$157	$89	$545	$(880)
Preferred stock dividends	10	10	19	19

Net income (loss) attributable to EPC common stockholders	$147	$79	$526	$(899)

Basic per common share amounts
Net income (loss) attributable to EPC common stockholders	$0.21	$0.11	$0.75	$(1.29)

Diluted per common share amounts
Net income (loss) attributable to EPC common stockholders	$0.21	$0.11	$0.72	$(1.29)

The effective tax rate for the six months ended June 30, 2010 was approximately 31 percent, which is lower than the statutory rate, primarily due to an increase in income attributable to nontaxable noncontrolling interests and the tax impact on the sale of El Paso’s interests in Mexican pipeline and compression assets in April 2010. The impact of these items was partially offset by $18 million of additional income tax expense recorded in the first quarter due to healthcare legislation enacted in March 2010, which reduced the tax deduction for certain retiree prescription drug expenses.
Items Impacting Quarterly Results
Second quarter 2010 and 2009 net income attributable to EPC common stockholders includes the following items:

Second Quarter 2010
($ millions, except per share amounts)	Before Tax	After Tax	Diluted EPS

Net income attributable to EPC common stockholders		$147	$0.21
Adjustments[1]
Impact of E&P financial derivatives[2]	$70	$45	$0.06
Change in legacy derivative contracts and other legacy items[3]	25	16	0.02
Gain on sale of Mexican pipeline assets	(80)	(59)	(0.08)
Impact of estimated annual effective tax rate on adjustments[4]	—	6	0.01

Adjusted EPS[5]			$0.22

[1]	All individual adjustments assume a 36 percent statutory tax rate, except for the gain on the sale of Mexican pipeline assets, and assume 761 million diluted shares

[2]	Includes $31 million of gains on financial derivatives, adjusted for $101 million of cash settlement proceeds. Cash proceeds on settlements do not reflect $48 million, or $0.04 per share, of option premiums paid in 2009 for financial derivatives settled during second quarter 2010

[3]	Legacy items consist of changes in the value of power contracts, an environmental remediation reserve and the favorable resolution of an indemnification

[4]	Reflects an adjustment for the difference between an assumed 36 percent statutory tax rate on individual pretax adjustments and the company’s estimated overall annual effective tax rate

[5]	Reflects fully diluted shares of 761 million and includes a $10 million income impact from dilutive securities

Second Quarter 2009
($ millions, except per share amounts)	Before Tax	After Tax	Diluted EPS

Net income attributable to EPC common stockholders		$79	$0.11
Adjustments[1]
Impact of E&P financial derivatives[2]	$151	$96	$0.14
Ceiling test charges	12	12	0.02
Change in legacy derivative contracts and other legacy items[3]	(43)	(28)	(0.04)
Loss on sale of notes receivable relating to Porto Velho sale	22	22	0.03
Effect of change in number of diluted shares			(0.01)

Adjusted EPS[4]			$0.25

[1]	All individual adjustments assume a 36 percent statutory tax rate, except for the international ceiling test charges and the loss on the sale of notes receivable relating to Porto Velho sale and assume 699 million diluted shares

[2]	Includes $55 million of gains on financial derivatives, adjusted for $206 million of cash settlement proceeds

[3]	Legacy items consist of changes in the value of power and natural gas contracts and resolution of an indemnification

[4]	Reflects fully diluted shares of 756 million and includes a $10 million income impact from dilutive securities
Adjusted earnings per share for the second quarter 2009 do not include $50 million, or $0.04 per share, of early cash settlements of oil derivative contracts that hedged April through June 2009 production and were realized in the first quarter of 2009.
Financial Results — Six Months Ended June 30, 2010
For the six months ended June 30, 2010, El Paso reported net income attributable to EPC common stockholders of $526 million, or $0.72 per diluted share, compared with a net loss of $899 million, or $1.29 per diluted share, for the first six months of 2009. Earnings for the six month periods of 2010 and 2009, after adjusting for the impacts of E&P financial derivatives and other items, were $0.55 and $0.72 per diluted share, respectively. A schedule of items affecting year-to-date results is attached as an appendix to this release.

Business Unit Financial Results

Segment EBIT Results	Quarters Ended		Six Months Ended
	June 30,		June 30,
($ in millions)	2010	2009	2010	2009

Pipeline Group	$443	$327	$864	$723
Exploration and Production	103	61	493	(1,624)
Marketing	(49)	10	(32)	62
Corporate and Other	26	10	15	7

	$523	$408	$1,340	$(832)

Pipeline Group
The Pipeline Group reported EBIT of $443 million for the quarter ended June 30, 2010, including an $80 million gain on the sale of El Paso’s interests in Mexican pipeline and compression assets. Before the impact of this item, second quarter 2010 EBIT increased 11 percent from the second quarter 2009. Second quarter 2010 results benefited from higher reservation revenues, primarily due to higher rates on the Southern Natural Gas Company (SNG) system and the impact of several expansion projects that were placed in service in 2009 and 2010, including the Elba Express Pipeline, the SLNG Elba Island LNG terminal expansion, and the Totem storage project. In addition, second quarter 2010 results were favorably impacted by an increase in allowance for funds used during construction (AFUDC) on expansion projects that are not yet in-service. Offsetting the effects of these favorable items was an increase in the amount of noncontrolling interests associated with El Paso Pipeline Partners, L.P. and other noncontrolling interests, as well as reduced income from operational sales on the Tennessee Gas Pipeline Company (TGP) system, primarily due to lower natural gas prices. In addition, El Paso Natural Gas Company (EPNG) experienced lower rates and volumes on recontracted capacity and TGP had reduced long-haul transportation on its system due to a shift in the receipts from the Gulf Coast region to the Marcellus shale basin.
Second quarter 2010 pipeline throughput decreased from the second quarter 2009 as a result of weaker demand due to slower economic conditions, primarily on the EPNG system. In addition, throughput on the Colorado Interstate Gas Company system was lower due to a decline in Rockies production. Approximately 80 percent of pipeline revenues are derived from demand charges under long-term contracts.

	Quarters Ended
Pipeline Group Results	June 30,
($ in millions)	2010	2009

EBIT before noncontrolling interests	$472	$338
Net income attributable to noncontrolling interests	(29)	(11)

EBIT	$443	$327
DD&A	$110	$102

Total throughput (BBtu/d)[1]	17,150	17,929

[1]	Includes proportionate share of jointly owned pipelines
Exploration and Production
The Exploration and Production segment reported $103 million of EBIT for the quarter ended June 30, 2010, compared with $61 million for the same period in 2009. The increase was primarily due to higher realized commodity prices, excluding the impact of financial derivatives, and higher production volumes, partially offset by higher DD&A expense. DD&A expense was higher for the quarter due to a higher depletion rate and higher production volumes. The company expects its full year 2010 DD&A expense to be within its guidance range of $1.65 to $1.85 per Mcfe.
Second quarter 2010 production volumes averaged 788 MMcfe/d, including 61 MMcfe/d of Four Star unconsolidated affiliate volumes, representing an increase of 11 MMcfe/d from second quarter 2009 production volumes, which averaged 777 MMcfe/d, including 74 MMcfe/d of Four Star unconsolidated affiliate volumes. Consolidated production volumes increased 3 percent from second quarter 2009 to second quarter 2010. Cash operating costs for the second quarter 2010 averaged $1.77 per Mcfe, up from $1.68 per Mcfe for the same period in 2009, primarily due to higher lease operating expenses and higher production taxes. However, cash operating costs improved from $1.88 per Mcfe in the first quarter 2010.

Exploration and Production Results	Quarters Ended
	June 30,
($ in millions, except price and unit cost amounts)	2010	2009

Physical sales—natural gas, oil, condensate, and NGL revenue	$333	$244
Realized and unrealized gains on financial derivatives	31	55
Other revenues	5	10

Total operating revenues	$369	$309

Exploration and Production Results	Quarters Ended
	June 30,
($ in millions, except price and unit cost amounts)	2010	2009

Operating expenses[1]	(267)	(233)
Other income (expenses)	1	(15)

EBIT	$103	$61
DD&A	$128	$91
Consolidated volumes:
Natural gas sales volumes (MMcf/d)	619	605
Oil, condensate, and NGL sales volumes (MBbls/d)	18	16

Total consolidated equivalent sales volumes (MMcfe/d)	727	703
Four Star total equivalent sales volumes (MMcfe/d)[2]	61	74

Total combined	788	777

Weighted average realized price on physical sales
Natural gas ($/Mcf)	$4.05	$3.21
Oil, condensate, and NGL ($/Bbl)	$64.07	$45.54

Weighted average realized price, including financial derivatives
Natural gas ($/Mcf)	$5.86	$7.07
Oil, condensate, and NGL ($/Bbl) [3]	$63.69	$75.21

Transportation costs
Natural gas ($/Mcf)	$0.31	$0.25
Oil, condensate, and NGL ($/Bbl)	$0.66	$0.84

Per-unit costs ($/Mcfe)
DD&A	$1.92	$1.43
Cash operating costs[4]	$1.77	$1.68

[1]	2009 includes $12 million of non-cash ceiling test charges

[2]	Four Star is an equity investment — volumes disclosed represent the company’s proportionate share

[3]	2009 includes approximately $50 million of the $186 million received in the first quarter of 2009 related to the early settlement of oil derivative contracts originally scheduled to settle April through June of 2009

[4]	Includes direct lifting costs, production taxes, G&A expenses, and taxes other than production and income
Hedge Positions
The company actively manages its exposure to commodity prices using various hedging strategies. As of June 30, 2010, El Paso had derivative positions that provide price protection for approximately 75 percent of its remaining estimated 2010 domestic natural gas production. The natural gas positions have an average floor price of $6.12 per million British thermal unit (MMBtu) on 89 trillion British thermal units (TBtu) and an average ceiling price of $6.27 per MMBtu on 61 TBtu.

The company also has derivative positions that provide protection for approximately 2.4 million barrels, or substantially all of the company’s expected July through December 2010 oil production. These positions have an average floor price of $76.32 per barrel and an average ceiling price of $82.01 per barrel. For 2011, El Paso has natural gas positions that provide an average floor price of $6.00 per MMBtu and an average ceiling price of $8.35 per MMBtu on 154 TBtu. The company also has oil positions with an average floor price of $80.00 per barrel and an average ceiling price of $95.56 per barrel on 2.0 million barrels. Further information on the company’s hedging activities will be available in El Paso’s Financial and Operational Reporting Package for Second Quarter 2010.
Other Operations
The Marketing segment reported an EBIT loss of $49 million for the quarter ended June 30, 2010, compared with a $10 million gain for the same period in 2009. Second quarter 2010 and second quarter 2009 results were impacted primarily by changes in the fair value of legacy power contracts.
During the second quarter of 2010, Corporate and Other reported $26 million of EBIT, compared with $10 million for the same period in 2009. The favorable comparison is due to a $22 million loss on the sale of notes receivable related to the Porto Velho power plant in Brazil in the second quarter of 2009, partially offset by changes in legacy litigation, environmental and other reserves and other items.
Detailed financial and operational information for the company will be posted at www.elpaso.com in the Investors section.
Webcast Information
El Paso Corporation has scheduled a live webcast to review its second quarter 2010 results on August 4, 2010, beginning at 10 a.m. Eastern Time, 9 a.m. Central Time, which may be accessed online through El Paso’s website at www.elpaso.com in the Investors section. During the webcast, management will refer to slides that will be posted on the website. The slides will be available one hour before the webcast and can be accessed in the Investors section. A limited number of telephone lines will also be available to participants by dialing (888) 710-3574 (conference ID # 88531575) 10 minutes prior to the start of the webcast.
A replay of the webcast will be available online through the company’s website in the Investors section. A telephone audio replay will be also available through August 13, 2010, by dialing (800) 642-1687 (conference ID # 88531575). If you have any questions regarding this procedure, please contact Margie Fox at (713) 420-2903.

Disclosure of Non-GAAP Financial Measures
The Securities and Exchange Commission (SEC)’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The required presentations and reconciliations are attached, or included in the body of this release. Additional detail regarding non-GAAP financial measures can be reviewed in El Paso’s Financial and Operational Reporting Package, which will be posted at www.elpaso.com in the Investors section.
El Paso uses the non-GAAP financial measure “earnings before interest expense and income taxes” or “EBIT” to assess the operating results and effectiveness of the company and its business segments, which consist of both consolidated businesses and investments in unconsolidated affiliates. The company believes that EBIT is useful to its investors because it allows them to evaluate more effectively the performance of all El Paso’s businesses and investments using the same performance measure analyzed internally by our management and so that our investors may evaluate the company’s operating results without regard to its financing methods or capital structure. The company defines EBIT as net income (loss) adjusted for items such as (i) interest and debt expense; (ii) income taxes; and (iii) net income attributable to noncontrolling interests.
Adjusted EPS is defined as diluted earnings per share adjusted for certain items that we consider to be significant to understanding our underlying performance for a given period.
Adjusted EPS is useful in analyzing the company’s on-going earnings potential and understanding certain significant items impacting the comparability of our results. For 2010, Adjusted EPS is earnings per share attributable to El Paso Corporation common stockholders adjusted for the impact of E&P financial derivatives, and excluding ceiling test charges, changes in legacy derivative contracts and other legacy items, the gain on the sale of Mexican pipeline assets, the impact of health care legislation, and the impact of the estimated annual effective tax rate on adjustments. For 2009, Adjusted EPS is earnings per share attributable to El Paso Corporation common stockholders adjusted for the impact of E&P financial derivatives, and excluding ceiling test charges, changes in legacy derivative contracts and other legacy items, the loss on sale of notes receivable relating to the Porto Velho sale, and the effect of the change in the number of diluted shares. For the Company’s 2010 outlook, adjusted EPS is defined as earnings per share attributable to El Paso Corporation common stockholders adjusted for the anticipated mark-to-market changes on E&P financial derivatives and cash settlement proceeds, and excluding ceiling test charges, changes in legacy derivative contracts and other legacy items, the gain on the sale of Mexican pipeline assets, impact of health care legislation, and impact of estimated annual effective tax rate on adjustments.
Exploration and Production per-unit total cash operating costs is a non-GAAP measure calculated on a per Mcfe basis equal to total operating expenses less DD&A, transportation costs, costs of products and services, and ceiling test charges divided by total consolidated equivalent production. It is a valuable measure used by oil and gas companies and analysts to evaluate operating performance and efficiency.

El Paso believes that the non-GAAP financial measures described above are also useful to investors because these measurements are used by many companies in the industry as a measurement of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the company and its business segments and to compare it with the performance of other companies within the industry. These non-GAAP financial measures may not be comparable to similarly titled measures used by other companies and should not be used as a substitute for net income, earnings per share or other measures of financial performance presented in accordance with GAAP.
El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. El Paso owns North America’s largest interstate natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.
Cautionary Statement Regarding Forward-Looking Statements
This release includes certain forward-looking statements and projections. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, our ability to achieve the targeted costs savings from the reorganization announced in November 2009; change management risk associated with the previously announced reorganization; our ability to pay the dividends declared; changes in unaudited and/or unreviewed financial information; volatility in, and access to, the capital markets; our ability to implement and achieve objectives in our 2010 plan and updated guidance, including achieving our earnings and cash flow targets, as well as targets for future years; the effects of any changes in accounting rules and guidance; our ability to meet production volume targets in our Exploration and Production (E&P) segment; our ability to successfully identify and finance new Midstream opportunities; our ability to comply with the covenants in our various financing documents; our ability to obtain necessary governmental approvals for proposed pipeline and E&P projects and our ability to successfully construct and operate such projects on time within budget; the risks associated with recontracting of transportation commitments by our pipelines; regulatory uncertainties associated with pipeline rate cases; actions by the credit rating agencies; the successful close of our financing transactions; credit and performance risk of our lenders, trading counterparties, customers, vendors and suppliers; changes in commodity prices and basis differentials for oil, natural gas, and power; general economic and weather conditions in geographic regions or markets served by the company and its affiliates, or where operations of the company and its affiliates are located, including the risk of a global recession and negative impact on natural gas demand; the uncertainties associated with governmental regulation, including future regulation resulting from the oil spill in the Gulf of Mexico or financial reform legislation; political and currency risks associated with international operations of the company and its affiliates; competition; and other factors described in the company’s (and its affiliates’) Securities and Exchange Commission (SEC) filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts
Investor and Media Relations
Bruce Connery, Vice President
Office: (713) 420-5855
Media Relations
Bill Baerg, Manager
Office: (713) 420-2906
Items Impacting Six Month Results

Six Months Ended June 30, 2010
($ millions, except per share amounts)	Before Tax	After Tax	Diluted EPS

Net income attributable to EPC common stockholders		$526	$0.72
Adjustments[1]
Impact of E&P financial derivatives[2]	$(133)	$(85)	$(0.11)
Ceiling test charges	2	2	—
Change in legacy derivative contracts and other legacy items[3]	11	7	0.01
Gain on sale of Mexican pipeline assets	(80)	(59)	(0.08)
Impact of health care legislation	—	18	0.02
Impact of estimated annual effective tax rate on adjustments[4]	—	(8)	(0.01)

Adjusted EPS[5]			$0.55

[1]	All individual adjustments assume a 36 percent statutory tax rate, except for the international ceiling test charges and gain on the sale of Mexican pipeline assets, and assume 768 million diluted shares

[2]	Includes $284 million of gains on financial derivatives, adjusted for $151 million of cash settlement proceeds. Cash settlement proceeds do not reflect $100 million, or $0.08 per share, of option premiums paid in 2009 for financial derivatives settled during the first six months of 2010

[3]	Legacy items consist of changes in the value of power contracts, an environmental remediation reserve and the favorable resolution of an indemnification

[4]	Reflects an adjustment for the difference between an assumed 36 percent statutory tax rate on individual pretax adjustments and the company’s estimated overall annual effective tax rate

[5]	Reflects fully diluted shares of 761 million and includes a $19 million income impact from dilutive securities

Six Months Ended June 30, 2009
($ millions, except per share amounts)	Before Tax	After Tax	Diluted EPS

Net income (loss) attributable to EPC common stockholders		$(899)	$(1.29)
Adjustments[1]
Impact of E&P financial derivatives[2]	$196	$125	$0.18
Ceiling test charges	2,080	1,344	1.93
Change in legacy derivative contracts and other legacy items[3]	(98)	(63)	(0.09)
Loss on sale of notes receivable relating to Porto Velho sale	22	22	0.03
Effect of change in number of diluted shares			(0.04)

Adjusted EPS[4]			$0.72

[1]	All individual adjustments assume a 36 percent statutory tax rate, except for the international portion of ceiling test charges and loss on sale of notes receivable relating to Porto Velho, and assume 695 million diluted shares.

[2]	Includes $449 million of gains on financial derivatives, adjusted for $645 million of cash settlement proceeds

[3]	Legacy items consist of changes in the value of power and natural gas contracts and resolution of an indemnification

[4]	Reflects fully diluted shares of 763 million and includes a $24 million income impact from dilutive securities
Adjusted earnings per share for the six months ended June 30, 2009 include $99 million, or $0.08 per share, of early cash settlements of oil derivative contracts that hedged July through December 2009 production.

EL PASO CORPORATION
RECONCILIATION OF EBIT TO NET INCOME
($ in millions)
(unaudited)

	2010	2009
	Q2	Q2
EBIT	523	408
Interest and debt expense	(284)	(253)
Income tax benefit (expense)	(82)	(66)

Net income attributable to EPC	157	89
Net income attributable to noncontrolling interests	29	11

Net income	$186	$100

RECONCILIATION OF CASH OPERATING COSTS
(unaudited)

	2010		2010		2009
	Q2		Q1		Q2
	Total	Per-Unit	Total	Per-Unit	Total	Per-Unit
	($ MM)	($/Mcfe)	($ MM)	($/Mcfe)	($ MM)	($/Mcfe)
Total operating expenses	$267	$4.04	$259	$4.01	$233	$3.66
Depreciation, depletion and amortization	(128)	(1.92)	(107)	$(1.67)	(91)	(1.43)
Transportation costs	(18)	(0.27)	(18)	$(0.28)	(15)	(0.24)
Cost of products	(5)	(0.08)	(10)	$(0.15)	(8)	(0.12)
Ceiling test charges	—	—	(2)	$(0.03)	(12)	(0.19)

Total cash operating costs and per-unit cash costs(1)	$116	$1.77	$122	$1.88	$107	$1.68

Total equivalent volumes (MMcfe) (1)		66,154		64,557		63,957

(1)	Excludes volumes and costs associated with equity investment in Four Star.
EL PASO CORPORATION
RECONCILIATION OF 2010 ADJUSTED EPS GUIDANCE
($ in billions, except earnings per share)
(unaudited)

Twelve Months Ended
December 31, 2010
	After-tax	Diluted EPS
Net income	$0.9 - $1.0
Net income attributable to noncontrolling interests	(0.2)

Net income attributable to EPC	0.7 - 0.8

Net income attributable to EPC common stockholders(1)	0.7 - 0.8	$1.00 - $1.10
Adjustments(2)	(0.1)	(0.10)

Adjusted net income attributable to EPC common stockholders	$0.6 - $0.7	$0.90 - $1.00

(1)	Reflects a deduction of $37 million for preferred stock dividends.

(2)	All adjustments are assumed at their applicable tax rate.